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CONTACTS:

Media Inquiries
Cheryl Kilborn
(248) 435-7907
cheryl.kilborn@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Ivor J. “Ike” Evans to Step Down as Executive Chairman of Meritor

William R. Newlin Appointed Non-Executive Chairman of the Board

TROY, Mich. (April 21, 2016) — Meritor, Inc. (NYSE: MTOR) today announced that Ivor J. “Ike” Evans has informed the company that he intends to step down from his position as Executive Chairman of the Board, effective immediately. Evans will continue to serve as a director of the company.

“My decision to step down reflects the successful planned transition to new leadership. It has been a privilege to serve Meritor as both CEO and Chairman during the last three years,” said Evans. “I look forward to supporting the Meritor Board of Directors and am confident in the future of the company.”

"On behalf of management and the Board of Directors, I want to express our appreciation for Ike’s significant contributions to the company," said Jay Craig, CEO and President of Meritor. "Ike served as Chairman and CEO of Meritor during a transformational period for the company as he successfully led the launch and execution of our M2016 plan, which has fundamentally improved the operations and financial health of the company. We are pleased that we will continue to work with Ike and benefit from his insight and experience as we drive Meritor forward.”

William R. Newlin, currently lead independent director for Meritor and a member of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee, has been elected to serve as non-executive Chairman of the Board. Newlin has been Chairman and a director of Newlin Investment Company, LLC since April 2007. He retired as Chairman of the Board of Kennametal, Inc. in 2015. Prior to that, Newlin served as executive vice president and chief administrative officer of Dick's Sporting Goods, Inc. until his retirement in March 2007.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.